Exhibit 99.1

FINAL TRANSCRIPT

RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

Event Date/Time: Jul. 30. 2009 / 8:30PM GMT

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Chris Martin

Rosetta Stone Inc. - IR

Tom Adams

Rosetta Stone Inc. - Pres and CEO

Brian Helman

Rosetta Stone Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Amy Junker

Robert W. Baird & Company, Inc. - Analyst

Ross MacMillan

Jefferies & Company - Analyst

Suzi Stein

Morgan Stanley - Analyst

Mark Marostica

Piper Jaffray & Co. - Analyst

Brandon Dobell

William Blair & Company - Analyst

PRESENTATION

Operator

Good day and welcome to the Rosetta Stone Second Quarter 2009 Earnings Conference Call. Today’s call is being recorded. I would now like to turn the call over to Mr. Chris Martin. Please go ahead, sir.

Chris Martin - Rosetta Stone Inc. - IR

Thank you, operator. Good afternoon and thank you for joining us today for Rosetta Stone’s second quarter 2009 earnings conference call. This afternoon’s conference call is being recorded and will be available for replay on Rosetta Stone’s Investor Relations home page at investors.RosettaStone.com.

With me on today’s call are Tom Adams, our President and CEO, and Brian Helman, our Chief Financial Officer. Tom will open this afternoon’s called with a review of the quarter’s highlights and then Brian will provide financial details and guidance for the third quarter and full-year 2009. We will then open the call to questions.

During this conference call and the question-and-answer session, we will be making projections, providing revenue and earnings guidance and other forward-looking statements under the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of risks and uncertainties that could cause actual performance and results to differ materially from those discussed in the forward-looking statements.

Important factors relating to our business including factors that could cause actual results to differ from our forward-looking statements as described in our filings with the SEC. These statements are made only as of today and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

During the call, we will provide non-GAAP financial measures as additional information regarding our operating results. These non-GAAP metrics exclude the amortization of acquired intangibles, stock-based compensation and IPO-related compensation expense. We will also provide adjusted EBITDA which excludes stock-based compensation and IPO-related compensation expense.

These measures are not in accordance with nor an alternative for GAAP and may be different from the other non-GAAP measures used by other companies.

Rosetta Stone believes that the presentation of these non-GAAP financial measures provide useful information regarding additional financial and business trends relating to the Company’s financial condition and results of operation. Reconciliation of GAAP and non-GAAP has been provided in today’s earnings press release, which is available on the investor relations section of our Website at investors.RosettaStone.com.

You can also find a copy of our earnings press release as well as additional supplemental financial information under the most recent earnings announcement section of the Investor Relations home page.

At this time I will turn the call over to Tom Adams. Tom?

Tom Adams - Rosetta Stone Inc. - Pres and CEO

Thanks, Chris. Thank you for joining us today.

We are very pleased with Rosetta Stone’s second-quarter performance. Solid execution across all lines of our business and across each of our major geographies resulted in better-than-expected revenues and adjusted EBITDA was well above our expectations. Despite the ongoing challenges in the global economic environment, we continue to see strong demand for our language learning solutions.

As Brian will cover later, we are increasing our revenue and profitability forecast for the year to reflect our strong second-quarter results and the increased momentum in our business. During the quarter, we continued to execute on all aspects of our core strategy. We expanded our product portfolio and drove increased average sale price per unit with the release of levels four and five in English and Spanish, posting production, the Level 1 through 5 set was one of our best selling SKUs in those languages accounting for over 25% of units sold.

The uptake of this offering reinforces our belief that our customers are demanding the most comprehensive language learning solutions, and that they are willing to pay for increased original debt and functionality.

Two days ago, we released TOTALe in the US. This new offering takes our language learning solutions and entire Company to a whole new level by providing not just the best instructional interactive technology, but also the opportunity for online socialization in a new language with a native speaker.

With TOTALe, users get to learn on their own using our award-winning Dynamic Immersion system and then practice conversing, using voice-based activities that our native speaker coaches facilitates in our RosettaSTUDIO environment followed by practice with peers in RosettaWORLD on New Communities.

TOTALe is 100% online and we expect to roll out this offering to all markets over the coming 12 months. We expect that TOTALe’s higher efficacy, expanded service operating and fun social dimension will expand our addressable market opportunity and open up the potential for us to develop more recurring relationships with individual learners as TOTALe becomes more broadly adopted.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

In addition to expanding our price offerings, we also made progress expanding and strengthening our global distribution capabilities during the second quarter. For example, we added two new retail partners and 18 kiosk locations in North America. We also launched a new US Website that simplified and improved the shopping experience.

In our institutional channels, we continue to gain momentum as companies, schools and governments embrace Rosetta Stone’s value proposition which delivers higher efficacy language learning at scale for a reasonable cost.

Finally, we continued to make progress in our international expansion as we grew our non-US sales year on year by approximately 90% on a constant currency basis, with positive performance in all geographies where we are operating.

Taking a step back, I would now like to review the financial highlights for the second quarter. Total revenue was $56.5 million which exceeded our expectations and represented 18% growth on last year.

As you may recall in the second quarter of last year, we expanded our relationship with Barnes & Noble from 70 stores to approximately 700 stores, resulting in an unusually large inventory stocking order of $2.6 million.

Excluding this one-time order, our year on year revenue growth would have been 25%. With better than expected revenue results and lower operating expenses, our profitability came in ahead of our expectations.

Non-GAAP EPS of $0.23 per share was $0.07 above the high end of our guidance while adjusted EBITDA was $9.5 million, 50% above our expectations and representing a 17% adjusted EBITDA margin.

Looking at our sales channels, global consumer revenue was $42.9 million which represents 15% year over year growth. When adjusted for the Barnes & Noble one-time stocking order, our global consumer revenue was 23%.

Global institutional revenue was $13.6 million which represented a 32% increase over the prior year. At the highest level, our global consumer growth was driven by a 26% increase in our average sales per unit which went from $286 to $361. This was achieved by a shift in the sales mix towards multilevel bundled products and a discontinuation of lower end offerings.

The combination of all bundled solutions accounted for approximately 60% of total unit volume which is approximately 12 percentage points higher than the prior year. Our unit volume declined 9% on a year over year basis. However when adjusting for the effects of the Barnes & Noble’s stocking order and our discontinuation of three months online subscriptions which was nominated in October 2008, our adjusted unit volume increased by approximately 15% during the quarter.

The overall goal of our product and pricing strategy is to expand our total market opportunity and increase overall profit potential. It is important to understand that a majority of our language learning market is the result of spending by a minority of customers who are willing to pay more in an effort to truly learn a language.

Indeed, only about a quarter of those that engage in trying to learn a language post college have historically spent over $200 in the US. And yet their spend has represented a predominant proportion of the overall market.

These learners are looking for high-quality, immersion-based instruction that is provided in a convenient way and given the personal time investment that’s required to learn the language they are more focused on efficacy as competitive cost. As a result we have spent the past six years improving and expanding our product, while discontinuing offerings that did not meet our targeted positioning.

We have oriented our product development and brand strategy around trying to maximize average revenue per unit rather than the number of units with the overriding goals being to maximize our market and revenue opportunity.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

When I joined the Company, our best-selling SKU was a $20 offering which compared to our second quarter 2009 when our best selling SKUs were our highest price offerings in each language, ranging from $549 to $699. While this is a dramatic increase, we believe there remains a tremendous opportunity to continue expanding our capabilities and increasing our average revenue per unit.

The reason for this is the largest language learning providers have a long history of enjoying average revenue per unit that is much higher than Rosetta Stone’s current level. Consider that a two-week immersion-based classroom setting offered by one of our competitors can cost as much as $5000. Five times the cost of our highest priced one-year offering at $999 and over 13 times more than our Q2 09 average revenue per unit of approximately $361.

Now looking at our consumer verticals on a global basis, our direct-to-consumer channel grew by 25% as compared to last year. During the quarter we launched a new US Website that was an improved shopping experience. Significant new site features included the addition of customer driven ratings and reviews as well as informational videos that communicate our language learning methodology and the power of our product.

On a year over year basis, our global retail channel declined 12%. However excluding the $2.6 million stocking order from Barnes & Noble, this channel achieved 26% growth.

During the quarter we added Books A Million and London Drugs in Canada as new partners, which combined at 109 new retail locations. We also recently entered into a partnership with Office Depot to market directly to small businesses.

Rosetta Stone will be available in over 1100 Office Depot locations. And each location will have a fully branded Rosetta Stone in-store display. While we are excited about addressing this new target segment, it will take several quarters before the potential of the channel is fully understood.

Our kiosk channel generated 16% year over year growth. Although revenue for kiosk continue to be negatively impacted by the economic environment, we delivered strong contribution margins due to our kiosk highly flexible cost structure.

On a worldwide basis we opened 30 new kiosks while closing eight locations. We ended the quarter with 183 kiosks worldwide, up from 161 at the end of the first quarter. We continue to find attractive kiosk locations for continued growth and expect to end the year with over 200 kiosks worldwide.

On the institutional front, we continued to see strong demand for our solutions across all our verticals. Our average order value excluding home school was approximately $3500 which is consistent with last year. However we closed approximately 45% more transactions. The transaction growth was driven primarily by our education vertical which was positively impacted by US federal stimulus spending that encourages the adoption of innovative programs like Rosetta Stone.

Within the government vertical, we saw strong renewals and new business. We are continuing to see an increasing number of government organizations considering and adopting technology-oriented learning solutions such as Rosetta Stone.

We added new customers such as ESPN, Celebrity Cruises, Best Buy, Pacific University and District of Columbia public schools during the second quarter. We also renewed and expanded our relationship with customers such as the Department of Homeland Security, Club Med Resorts, Archer Daniels Midland and San Diego Unified School District.

These are examples of customer wins that demonstrates the fact that institutions clearly recognize Rosetta Stone’s disruptive value proposition that combined efficacy, scalability, cost-effectiveness and convenience. We believe that we are still in the very early innings of our domestic opportunity in terms of both our individual and institutional channels. We believe that new marketing initiatives and expanded institutional sales force and new kiosks, as well as our new TOTALe platform, open up new opportunities for strong growth in North America.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

I’d like to finish with a quick update on our international progress. At the highest level, we continue to believe our value proposition is just as disruptive internationally as it is domestically, and the large international market represents a tremendous long-term opportunity. My recent trip to Europe, Japan and Korea confirm these views.

So as we discussed in the past expanding internationally is a process that we expect to take some time. It’ll take time to uncover, fine-tune and scale our marketing channels and go to market factors, in addition to building out our team in order to scale our overall operation.

During the second quarter, we made clear progress towards our objective as our international revenues grew by approximately 90% year on year and 14% sequentially on a constant currency basis. In Japan we grew our media stand by 20% from the previous quarter and our return on media grew approximately 10% sequentially.

We are also experienced — we also experienced over 25% unit growth from the previous quarter. Our release of level 4 and 5 for English has been very successful as level 1 through five bundle represented over 90% of English sales for the two weeks of its — after its mid-June release in Japan.

We also continued to learn and make progress in Europe. We launched several new kiosk locations in the UK, including a very successful opening at Westfield, and expect to continue to experiment to find successful retail concepts over the coming months.

In Germany, we have an agreement with a leading book retailer and are working through the operational details before we go live. Historically we have not used promotions as part of our strategy in Europe.

However in June, we had a special promotion around Dads and Grads that resulted in our strongest month ever in Europe. We are going to continue to analyze our overall pricing strategy in Europe as well as how promotions may best fit into our overall marketing strategy. We are putting increased emphasis on our international business over the second half of this year.

We’ll be opening more kiosks, adding retail partners and improving our media buying efficiencies to prepare the way for stronger growth in future years.

In summary we are very pleased with the Company’s better-than-expected performance in the second quarter. And we have increased our outlook for the year. Even more important, we continue to enhance and expand our portfolio including the introduction of another highly disruptive offering, in addition to expanding our global distribution channel.

We believe our success in these areas will enable Rosetta Stone to continue executing at a high level and it positions the Company for enhanced revenue growth when global economic conditions improve.

With that, I’ll turn the call over to Brian for some additional financial details on the second quarter and 2009 guidance.

Brian Helman - Rosetta Stone Inc. - CFO

Thank you, Tom. I will now provide more details on our second quarter operating results followed by our financial guidance for the third quarter and full fiscal year before opening the call for questions and answers.

Total revenue for the second quarter was $56.5 million, an increase of 18% over the second quarter in the prior year. Consumer revenue represented 76% of total revenue while institutional accounted for 24%. The sales mix shifted slightly towards institutional as it represented 22% of total revenue in the second quarter of the prior year.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

Breaking down our consumer revenue by channel for the quarter, direct-to-consumer accounted for 60%, kiosk represented 22% and global retail accounted for 18% of total revenue. I’d like to highlight several product and pricing changes that we made in July which impacted our reported consumer revenues during the second quarter.

We reduced the price of our level 1 to 3 bundle sets by 10% to $499 as well as the price of our level 1 solution to $229 from $259. Based on the changes in MSRP, we recorded a $700,000 price protection allowance related to the inventory held by our retailers in the second quarter.

This charge was netted against revenue. Moving onto revenue by geography, the United States accounted for 94% of total revenue and our international markets represented 6%.

Turning to cost and profitability, I will discuss our results on both the GAAP and non-GAAP basis. Please see our press release for reconciliation of non-GAAP net income and adjusted EBITDA. Growth margins for the quarter were 86.4% which was consistent with the second quarter of last year. We expect that growth margins will trend downward spike approximately 1.5 to 2 percentage points for the remainder of the year two to the introduction of TOTALe combined with the reduction in our MSRP is that I previously mentioned. However we expect to see a partial offsetting reduction in research and development expenses as many of our TOTALe language coaches were employed during the second quarter as they provided testing support prior to release.

Looking at operating expenses for the quarter, we recorded an $18.8 million charge related to stock grants to key employees associated with our initial public offering. Of the total charge $13.4 million was included in general administrative expenses, $5 million was included in research and development and approximately $400,000 was included in sales and marketing. I will discuss the following quarterly comparisons of operating expenses excluding these charges as we feel that is a more relevant comparison of the portly activity.

Sales and marketing expenses were $26.7 million for the quarter were 47.3% of revenue which was about two percentage points above the second quarter of last year. Excluding the stock in the quarter from Barnes and Nobles last year, sales and marketing expenses as a percentage of revenue decreased by approximately 80 basis points from the prior year. We expect that sales and marketing expenses as a percentage of revenue may vary up or down on the portly basis. However we believe that we will continue to gain efficiencies in our sales and marketing efforts over the longer-term. Research and development expenses were $5.1 million for the quarter which represents a 33% increase from the prior year and 6% from the previous quarter. We expect that our quarterly R&D expenses will only increase slightly for the remainder of 2009 as the addition of new developers will be partially offset by the transfer of TOTALe related employees to cost of sales. General administrative expenses for the quarter were $9.8 million which represents a 10% increase over the comparable period in the prior year and essentially flat with the previous quarter. We expect that you may expenses will increase in the second half of 2009 as we continue to invest in our infrastructure to support our growth and incur incremental cost associated with being a public company.

Operating income for the quarter excluding the $18.8 million compensation charge was $7.1 million as compared to $6.8 million in the second quarter of last year. Operating margin for the quarter was 13% versus 14% in the prior year. You paragraph our effective tax rate for the second quarter was approximately 38% as compared to our annual tax rate of 49% last year. We expect that our effective tax rate for fiscal 2009 will be approximately 40% although it may vary slightly depending on the international contribution to taxable income. The GAAP net loss with $.42 per share as compared to GAAP net income of $.20 in the second quarter of 2008. I GAAP net income for the quarter which excludes the impact of the IPO related compensation charge as well as normal stock-based compensation and amortization of intangibles was $.23 per share. Adjusted EBITDA which includes the add back of stock-based compensation was $9.5 million or 17% of revenue for the second quarter as compared to $8.8 million or 18% of revenue in the second quarter of 2008.

Turning to our balance sheet. We ended the quarter with $66.2 million in cash and cash equivalents and no outstanding debt. Cash increased by $36.8 million for the quarter which was properly due to the net proceeds from our IPO. As of June 30 DSO was 40 days which is slightly higher than the last quarter. The increase was primarily due to the growth of our institutional business where we receive significant subscription orders during the quarter and the associated revenue was deferred.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

I would now like to review our guidance for the third quarter and full year of 2009. This guide is a sense that the economic environment will remain challenging for the rest of the year. We believe that third-quarter revenue will be between 64.5 and $66.5 million. This revenue range as those that TOTALe subscription sales will only represent a small percentage of our sales mix for the remainder of the year. Additionally, unlike some of our other retail partners, sales through Office Depot will be recognized on a cash basis as the inventory is being provided through a third-party reseller on consignment. Therefore we are expecting a minimal impact in the third quarter.

It is also worth pointing out that upon the release of TOTALe we replaced our six and 12 months consumer online subscriptions which carry price points of 199 and $299 respectively with our 12-month TOTALe subscription at an introductory price of $999. These type of changes may cause variability in our unit volume and average sales price of making comparisons to prior periods more difficult. Although we will provide information to help understand the variance is, we believe that these metrics should be viewed in tandem and not individually as they are both essential in driving our growth.

From a profitability perspective, we expect to deliver GAAP diluted net income in the third quarter in the range of $0.30 to $0.32 per share with non-GAAP diluted net income between $0.33 and $0.35 per share. This is based on 21.6 million diluted shares outstanding. We expect adjusted EBITDA for the quarter to be between $13.2 million and $13.7 million.

For the full year 2009, we expect revenue in the range of $245 million to $240 million which is an increase from our previous range of $241 million to $245 million. We expect that GAAP diluted net income will be in the range of $0.56 to $0.60 per share which includes the $18.8 million compensation charge incurred in the second quarter.

We expect that non-GAAP diluted net income will be between $1.22 and $1.26 per share which is an increase from our previous guidance of $1.10 to $1.14 per share. This is based on 20.2 million weighted average shares outstanding for the year.

Finally we expect EBITDA for the year to be between $46.5 million and $47.5 million which is an increase from our previous guidance of $41 million to $45 million.

In summary we are very pleased with our second quarter results. We believe the Rosetta Stone is well-positioned to continue executing at a high level and we are very optimistic about our long-term market position and opportunity.

With that let’s open the call up for questions. Operator.

QUESTIONS AND ANSWERS

Operator

(Operator instructions). Amy Junker With Robert W. Baird.

Amy Junker - Robert W. Baird & Company, Inc. - Analyst

Good afternoon, thanks. Can you talk about the traction you’re seeing in some of the self-service kiosk that you started and also the new retail store in [Shore Hills] and if you think that those retail strategies will prove to be attractive enough to broaden out across the US?

Brian Helman - Rosetta Stone Inc. - CFO

First we have been operating the self-service kiosk for a while and they have really been operating on a test basis. I think we have not rolled them out broadly.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

We have been keeping them on a test basis as they have success in certain locations and in other locations they are not quite as successful. So the cost to operate them are relatively low. I think they will remain in the test environment and till we see further substantiation of their results.

Now with regards to the Shore Hills store, actually very positive perceptions so far. So as we said it was our first in-line store and the results for the quarter that has been opened have been positive and we do think that it is likely that we will open more in-line stores if we can negotiate the proper terms in the mall location.

However I think they will be a minority of our retail presence as compared to our traditional kiosk locations.

Amy Junker - Robert W. Baird & Company, Inc. - Analyst

Okay and just so I understand in terms of the financials, would that be the Shore Hills store being grouped in with kiosk? Is that how you’re breaking it out?

Brian Helman - Rosetta Stone Inc. - CFO

Yes.

Amy Junker - Robert W. Baird & Company, Inc. - Analyst

Okay, great. Then just a question on the G&A. Brian, I know you said it was going to wrap up in the second half of the year, but last quarter you talked about some hiring being pushed back. Did you see that again this quarter because it did come in a bit lower than what we were looking for or have you found that you need to maybe do less hiring than you previously thought?

Brian Helman - Rosetta Stone Inc. - CFO

I think that there is some time a difference in hiring as well as other professional services related projects and professional service fees. I think we do feel comfortable that as we proceed through the second half of the year that we will see those expenses began to increase.

Amy Junker - Robert W. Baird & Company, Inc. - Analyst

Okay and then last question for me and then I will hand it over. I’m sorry if you said this and I missed it, but can you (technical difficulty) what your expectations are for stock-based comps for the third and fourth quarters? If you have it both pretax and post-tax that would be helpful, or one or the other.

Brian Helman - Rosetta Stone Inc. - CFO

The difference is $0.03 a share stock-based compensation this quarter was $1.1 million and we think there will be approximately in that level for the remainder of the year.

Amy Junker - Robert W. Baird & Company, Inc. - Analyst

Great. Thank you.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

Brian Helman - Rosetta Stone Inc. - CFO

And that was on a quarterly basis.

Operator

Ross MacMillan With Jefferies & Company.

Ross MacMillan - Jefferies & Company - Analyst

Did the two retail customers that you signed on, I think you announced them in July, but was there a stocking order associated with them and was it material in size? Thanks.

Tom Adams - Rosetta Stone Inc. - Pres and CEO

There was a stocking order both with Books A Million and London Drugs, but they were not material. Together they represented less than — or approximately 1.5% of the unit volume for the quarter.

Ross MacMillan - Jefferies & Company - Analyst

You are obviously making changes to some of the other subscription plans which again will give us kind of [incomparable] units historically. Are you going to — can you size those for us now or is that something you will do maybe on the next quarter call so that we can really think about like for like?

Brian Helman - Rosetta Stone Inc. - CFO

Yes, I think on the next quarter call we will break out the differences in unit subscriptions. I will say that the three-month online subscription was the largest contributor in that category. So it is going to be smaller inconsistencies amongst the periods. The six month and though one year.

Ross MacMillan - Jefferies & Company - Analyst

Great and then just Tom maybe — you kind of touched on this a little bit in your opening remarks regarding the level 1 to 5 being the best-selling SKU and how you are optimizing really for revenue rather than unit. I guess this is just a highlighted question, but it sounds like you feel like there is a lot of scope still to expand average revenue per order but on a shrinkwrap and on I guess subscription service basis.

Have you assessed where the (inaudible) are? How do you kind of think about that? What sort of dynamics do you maybe model or think about in terms of disposable income or other things to help you think about how to optimize for revenues versus units? Thanks.

Tom Adams - Rosetta Stone Inc. - Pres and CEO

I think, really, from the time I started we did extensive customer research and what we always discovered was that price was not a driving factor behind the decisions of the customers that were being drawn to Rosetta Stone to begin with.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

No doubt there are very price sensitive segments in the market and we like to think of the market as having two types of customers. One that’s pretty aspirational and not that demanding on the efficacy of the offering and they are probably price-sensitive I would say and millions of units are sold every year to those kind of (inaudible) customers. But then there is the market that is more picky on what they are going to dedicate time to and they need to believe that it is going to work for them and they have aspirations of really going far in the language and we have found them to not be price-sensitive. Now the price sensitivity is driven obviously to some extent by their pocketbook, but we know that they are spending a lot more money than we are charging now for any of our offerings. They are just spending it on other stuff.

So our strategy is to always be building into that underlying demand by developing offerings that take you further whether that’s connecting you with native speakers on demand basis or that is giving you more levels. So we believe there is a significant opportunity to be go much higher. I’m not saying that our price point is going to go up to the $[5000] level.

I think of Rosetta Stone as much more disruptive than that price point which would position us as — but still I would say that over time we may contemplate rolling out offerings that compete more directly with some of those higher price points albeit on a technology enables platform. So we think there’s significant upside. We don’t think it’s something that is overnight. We —TOTALe is kind of a platform to build on. We think that we can add functionality, and depth and add choice for our customers and how they get their language learning, but we think it is a significant growth opportunity for the long-term.

Ross MacMillan - Jefferies & Company - Analyst

Maybe one quick follow-up. That’s helpful. Just on institutional, can you — should we think about as almost all the new business there being predominantly subscription or is there any pics you could help us understand between subscription and classic units?

Tom Adams - Rosetta Stone Inc. - Pres and CEO

I’ll go first and then Brian is going to maybe add some detail. But it was predominantly subscription. Certainly I would say education is still a lot of CD-ROM, but you saw a deferred revenue was — went up 2.5 million more than we had expected and that’s indicative of us selling more especially with organizations. So we had a number of deals which were sort of online subscriptions that we expect we will be able to renew in years to come. And maybe Brian, do you have anything to add?

Brian Helman - Rosetta Stone Inc. - CFO

Yes maybe reiterate a little bit what Tom said, but I think when you think about our corporate and government market or verticals, those are predominantly subscription-based and we are gaining more momentum in the education vertical on a subscription basis while seeing more schools. But as Tom said that still does not represent the majority as a sales mix in that market just yet.

Ross MacMillan - Jefferies & Company - Analyst

Great. Thanks.

Operator

Suzi Stein With Morgan Stanley.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

Suzi Stein - Morgan Stanley - Analyst

Can you talk specifically about your marketing strategies for the 1 to 5 bundle? And (inaudible) versus the 1 to 3 strategy and also what are you saying as far as the level 4 and 5 as an add-on to customers that had previously purchased 1 to 3 and how are you approaching that?

Tom Adams - Rosetta Stone Inc. - Pres and CEO

I think the first thing to say is that we released level 4 and 5 globally in all of our markets and we really said the institutions as well as individuals. So with schools we saw strong interest and uptake for level 4 and 5 which was one of the drivers for the over performance and that market.

In terms of the way we actually marketed, it’s very different to what we are undertaking with TOTALe because with level 1 through 5 set, we just sort of added another SKU, another product offering and very few dimensions are different from the, say, [133]. You know it’s a CD-ROM offering primarily. You get the audio companion with it etc., so it’s really so similar and so that is one of the advantages of our business is once we’ve established a market positioning as we have, then we can just introduce new products and effectively just add the products at our different distribution points.

But on the Website, it allows our court center agents to offer it and I think the results really reinforce our belief which is what people want is they want results. And they want to go far in their language learning.

Suzi Stein - Morgan Stanley - Analyst

And on pricing now that you’ve made changes to some of your pricing should we still expect to see the 10% discounts that we’ve been seeing with some of the various promotions?

Tom Adams - Rosetta Stone Inc. - Pres and CEO

Yes the 10% discount we have been running for a very long time now and basically the promotional codes are a way for us to identify where traffic is coming from. So we used it not just to sort of encourage people to ask now, but also to track the performance of different promotional channels like our TV advertising or our print advertising. So we expect to continue and maintain that and we don’t expect to change that policy and practice.

Suzi Stein - Morgan Stanley - Analyst

In just a couple on international. As you look out in terms of international growth, do you expect that to wrap up and kind of a linear fashion or should we expect that more on the outer years?

Tom Adams - Rosetta Stone Inc. - Pres and CEO

Yes, we had a phenomenal quarter obviously with 90% growth on a same currency basis. But I would say with international we are still in a phase where we are fine-tuning. We are discovering new growth drivers and we are obviously growing in those markets, but I would say that it is still in terms of our aspirations something that we are holding out for in the medium to long term, but we still feel like my trip kind of just reinforce this. That Rosetta Stone is a disruptive value proposition in those markets.

People are even more skewed towards efficacy which kind of works in our favor. Less price Orient — price focused. So a lot of those changes weren’t in the Q2 numbers because we introduce level for five very late in the quarter. So there will be some

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

positive development for our international business in the second half of this year, but actually I would sort of say that we still have a lot of work to do to build the foundations to have the kind of growth that we think we should be achieving.

Suzi Stein - Morgan Stanley - Analyst

One final one, how are you doing as far as hiring someone to run the international business?

Tom Adams - Rosetta Stone Inc. - Pres and CEO

We had moved [Pamela Mulder] who was VP of Brand management here in the company. We moved her into the sort of VP position for international development and she’s someone — she’s an executive that has had international business experience, but most importantly she understands our business and she understands our internal operations. She is going to help us be effective with our regional leaders and we are — we expect to hire our [M.D. Europe] within this quarter and I think that we are very happy with our president of Japan and the guy who is running Korea for us. Very entrepreneurial and we think they are a great fit for what we’re trying to achieve.

Suzi Stein - Morgan Stanley - Analyst

Great. Thank you.

Operator

Mark Marostica with Piper Jaffray.

Mark Marostica - Piper Jaffray & Co. - Analyst

Thank you. First question relates to TOTALe and I am curious. Do you anticipate TOTALe to be largely institutionally driven or consumer driven or a combination thereof?

Tom Adams - Rosetta Stone Inc. - Pres and CEO

Right now we are just launching totality into the individual market and I should really be specific that it is not in all channels yet. So it is only available on our website really, but we are very excited about it and we have a plan to roll it out into all channels. We understand that corporations are very interested in getting access to it. Even before it is sort of formerly available to institutions on a new management platform that will be adjusting to sort of accommodate TOTALe. But we think that the appeal of totality will be very strong in all channels and the only channel I would sort of say where it may be more complicated is obviously education where there are already teachers that provide sort of socialization opportunity.

Mark Marostica - Piper Jaffray & Co. - Analyst

Then regarding promotional expenses or a rental advertising costs that you might incur with totality, can you talk about your strategy for marketing the product and what you see on the call site that may be incremental as you look to the latter part of the year?

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

Tom Adams - Rosetta Stone Inc. - Pres and CEO

Yes? We have chosen not to promote TOTALe beyond the meetings that we have had with a select number of journalists. Because we are really trying to fine-tune the overall experience, the marketing message and its position within our offering as well as add potentially some features and some that will enhance the offering.

But it is a wonderful offering. We think it really takes the Company to another level and it really distinguishes us from every other company out there. And that we are able to provide sort of effective learning that’s enhanced with your ability to practice with native speakers.

But all of this is done without any translation or any grammar explanation and that’s really unique. And we think that that’s very powerful and over time we think it is going to lead to increased sales and better performance for the business.

Mark Marostica - Piper Jaffray & Co. - Analyst

And then Q2 results, one question on the promotional activity. Could you compare it, contrasted to the promotional activity are discounting that you put forth the Q2 a year ago? Are we looking at higher discounting versus a year ago or about the same?

Tom Adams - Rosetta Stone Inc. - Pres and CEO

I think the ARPU sort of shows our general policy which has been to not discount and not go beyond the 10%. We did offer $100 off the top offerings that we make available, but again all of this is to make our bundles more attractive. So I don’t think we are inclined towards — and we weren’t inclined towards doing more promotions at a price level. We did do this added to initiative in the UK, but that’s very consistent with what we’ve done here in the US. So that’s just exporting best practices.

Mark Marostica - Piper Jaffray & Co. - Analyst

And one last question and I will turn it over. With the success that you have had with the level I through five bundle, I’m curious now as you look at other languages outside of English and Spanish and what your plans are to rollout levels of 4 and 5 for some other languages? What those languages might be and your timing on that?

Tom Adams - Rosetta Stone Inc. - Pres and CEO

Yes we are looking at adding more level 4 and 5 product in several languages. We have not made a decision yet although people are already at work on some of these projects, but we think we will be in a better position to advise on that in the next quarterly call.

Mark Marostica - Piper Jaffray & Co. - Analyst

Thank you.

Chris Martin - Rosetta Stone Inc. - IR

Operator, we have time for one more question.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

Operator

Brandon Dobell with William Blair.

Brandon Dobell - William Blair & Company - Analyst

In terms of the TOTALe product, should we expect or do you expect same levels of marketing or allies on your spending that you’re seeing now from the current product already is taking a bit of a different approach just given how different the product is?

Tom Adams - Rosetta Stone Inc. - Pres and CEO

With TOTALe we are not spending specific dollars yet on marketing that as a separate offering. What we have done historically is market Rosetta Stone and the Rosetta Stone difference and then it’s at the sort of Website or the store or at the core centers that people are actually faced with choosing between alternatives. We may develop advertising that sort of emphasizes different features of TOTALe, but at this time we are being — we are very very focused on just fine tuning the offering and making sure that it’s ready for scale.

Brandon Dobell - William Blair & Company - Analyst

Got two accounting questions for you, Brian. First, any change in trends around returns from your channel partners and kind of related question if you look at Office Depot deal and how that is constructed, any inaudible accounting perspective that we should be aware of? How that is going to float to the P&L? Or different reserves you might have to take in the consignment nature of that deal?

Brian Helman - Rosetta Stone Inc. - CFO

First with regard to changes in returns and from partners across the business. We really have not seen any material change in our sales return experience across any vertical or any part of the business. With regards to Office Depot, we did want to highlight that in the call. That it is on a consignment basis so effectively the inventory will stay on our balance sheet until it is sold through and the cash is collected. Therefore since this is launching late this month we are not expecting any material impact during the third quarter but there will be an impact in the fourth quarter and beyond, but from a financial perspective we recognize the revenue once we receive the cash and will relieve the inventory at that point. So I think the accounting is fairly straightforward.

Brandon Dobell - William Blair & Company - Analyst

Final question for you. As you look at — I’m sure you have data on who your three and 12 month subscription buyers were or are I guess. What is the incident of those people trading up to the regular product or do you see that happen in — and I guess the related question there is, do you think you are going to see people shift from buying a DVD on the Web or buying a part on the Web over to TOTALe or is this going to be an entirely new customer for this — with this new product?

Brian Helman - Rosetta Stone Inc. - CFO

I’ll take the first half and then Tom could probably talk to the TOTALe have. I think it’s a good point that you brought up. So we have done some testing preliminarily before doing this and we do believe that part of the reason we lower the price point of our level 1 product from $259 to $229 is to give an entry-level price point somewhere to that six-month subscription at $199.

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Jul. 30. 2009 / 8:30PM, RST - Q2 2009 Rosetta Stone Inc. Earnings Conference Call

So our belief is we will see a significant number of customers trade towards CD based and software based products that are locally installed and that — now there may be some variability in the sales mix, but it is not expected to be material. I think Tom could talk a little bit further about whether it’s a different type of customer related to TOTALe.

Tom Adams - Rosetta Stone Inc. - Pres and CEO

I think that there is the potential that we become attractive to a different type of customer. Certainly when I’ve looked at some of the comments to the different reviews that have been out there for just two days now of TOTALe. Some people are saying well I never thought about that I always just thought you could only learn by, if you were with native speakers and so I held off and now I see that this is really a full solution. So some people are reacting that way.

But of course, our expectation is that many of the people who would normally buy a CD-ROM product will, over time, start to shift towards wanting to have a comprehensive solution like TOTALe. I think that there’s always a need to fine-tune messaging, fine-tune positioning and licensing. Things like this.

But over time I’m very very confident that people will move to it. Why? Because we know it’s phenomenal and we have beta tested extensively. We had it effective in tests carried out on people’s performance. People learn to speak much better with the opportunity of practicing with native speakers. It’s kind of obvious that the scientific third-party results confirms that.

And so we think that is what people want and they just need to understand the value and then I think based on that there will start to shift that spends towards TOTALe type offerings. Obviously we will be continuing to innovate and improve our offerings and TOTALe is our premier offering.

Okay. So if there are no further questions I want to just thank everyone for joining us. And I look forward to seeing you in the very near future. Thank you.

Operator

That will conclude today’s conference. We thank you for your participation.

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